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                                                                EXHIBIT 10.32


                             [GT INTERACTIVE SOFTWARE]

March 13, 1996

Mr. Norm Block
Chief Financial Officer
Graphix Zone, Inc.
42 Corporate Park
Suite 200
Irvine CA 92714

Dear Norm:

Thank you for your interest in GT Interactive Software Corp. ("GT").

This letter sets forth the terms and conditions of the agreement by which GT shall manufacture, package and distribute computer programs published, vended or created either by Graphix Zone, Inc. a California corporation ("Graphix California") or StarPress, Inc. a Colorado corporation ("StarPress") (together, "Graphix"). Pursuant to an Agreement and Plan of Reorganization between StarPress, and Graphix California, dated January 3, 1996 (the "Reorganization Plan"), it is contemplated that both entities shall become wholly owned subsidiaries of Graphix Zone, Inc., a Delaware corporation ("New GZ").

1.  Vendors:   StarPress, Inc.
               425 Market Street
               5th Floor
               San Francisco, 94105
               Tel:  415-778-3100
               Fax:  415-495-5407

               Graphix Zone, Inc.
               38 Corporate Park
               Suite 100
               Irvine CA 92714
               Tel:  714-833-3838
               Fax:  714-833-3990

2.  Key Contacts:  Harry Rubin (GT)
                   Norman Block (Graphix)

3.  Definitions:

    a.  "Contractual Quarter" means a quarterly division of the

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periods between anniversaries of the full execution of this agreement (the
"Effective Date").

    b. "Graphix Distributor Price" means the deemed Graphix wholesale price of the Software Packages of a Title as agreed between the parties.

    c. "GT Net Cost" means the price paid by GT for a Software Package, calculated, as applicable, as either (i) the Graphix Distributor Price less the Marketing Development Fund or (ii) the stated percentage of the Graphix Distributor Price, as set forth below and in Exhibit A.

    d. "Marketing Development Fund" or "MDF" means the net dollar amount credited to GT on a per Software Package basis for costs associated with the marketing and merchandising of each Title.

    e. "Mass Merchant Outlet" means large national or multi-regional chain stores, warehouse clubs and resellers that carry a wide variety of goods, including non-consumer software and non-electronic goods. By way of example only, they include Wal-Mart, Caldor, Target, Sears, J.C. Penney, Kmart, Hills, Sam's Clubs, Toys R Us, Kaybee Toys, Office Depot, Staples, Beamscope and Price-Costco. Specifically excluded from this definition are consumer electronic stores and traditional computer hardware and software specialty retailers.

    f. "Software Package" means a Title on floppy disk, CD-ROM or future-developed formats, along with any applicable manuals and packaging.

    g. "Title" means a computer program for which Graphix shall have the right to grant to GT its rights of manufacture, packaging and distribution under the terms of this agreement.

4. Grant of Rights: GT is granted all rights in the Territory to manufacture and package and to contract for the manufacture and packaging (together, "Manufacture") and to distribute Software Packages of the Titles in the channels of distribution set forth below. Except as otherwise set forth in this agreement, GT's rights so granted shall be exclusive during the term of this agreement except that, for distribution to Office Depot, Staples and Beamscope, those rights shall be non-exclusive.

5.  Term:

    a. The term of this agreement shall commence effective on the Effective Date and continue for five (5) years or until any earlier termination of this agreement. At the option of GT, exercisable during that term, GT shall have the right to renew the term of this agreement for an additional five (5) year term under the same terms


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and conditions. The initial term and any renewal shall be referred to below as the "Term."

    b. GT's rights under this agreement with respect to each Title shall continue for the greater of the duration of the Term or a minimum exploitation period of one (1) year. In addition, GT shall have the right to sell-off all remaining Software Packages of any Title following the expiration of its rights with respect to that Title, whether due to the expiration or termination of the Term, expiration of the minimum exploitation period, or otherwise.

    c. This agreement shall remain in effect unless terminated by either party as provided below.

    d. In the event a party is given notice that it is in material breach of this agreement, it shall have thirty (30) days from receipt to cure its breach in all material respects. On the failure to cure, the non-breaching party may terminate this agreement. However, either party may, at its option, immediately terminate this agreement if (i) a receiver is appointed for the other party or its property, (ii) the other party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors, (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor's relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement, or (iv) if the other party is liquidated or dissolved.

6. Channels of Distribution: GT shall have the exclusive right to distribute the Titles to Mass-Merchant Outlets in the Territory.

7. Territory: The "Territory" means the United States (and its territories, military facilities and possessions), Canada and Mexico.

8.  Titles, Advances, Minimums and Payment:

    a. Except as set forth in Subsection 8(h), GT shall buy a minimum of five million dollars ($5,000,000) worth of Software Packages (the "Minimum Order"), in the amounts calculated and payable as set forth below. All payments of the Minimum Order shall be conditioned upon the full performance by Graphix of its obligations under this agreement, including, without limitation, furnishing Titles accepted by GT as provided in Subsection 8(d) and the corporate-organization condition set forth in Subsection 8(h). Those payments shall be made in installments of five hundred thousand dollars ($500,000) each (the "Quarterly Minimum") during each Contractual Quarter, but GT shall have the right to credit all payments of the "Initial Payment" (as defined below) against any Quarterly Minimum payments otherwise due and owing.


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    b.  With the execution of this agreement, GT hereby places an initial order for Software Packages, payable out of the total Minimum Order. The initial order shall total one million two hundred fifty thousand dollars ($1,250,000) (the "Initial Payment") worth of Software Packages of the Titles at their GT Net Cost, as set forth in Exhibit A (the "Initial Titles"), which is attached to this agreement and made a part of it. The unit quantities and total purchase amounts per Initial Title stated in Exhibit A are illustrative only; GT may order Software Packages of each Initial Title in quantities it deems fit, as long as it shall pay the Initial Payment with respect to all Software Packages so ordered. GT will pay one hundred fifty thousand dollars ($150,000) of the Initial Payment upon receipt and verification of technically acceptable gold master disks (the "Masters") and all artwork for the Initial Titles, which shall be delivered within five (5) business days following the Effective Date. GT will pay to Graphix the Initial Payment balance of one million one hundred thousand dollars ($1,100,000) within ninety
(90) days thereafter.

    c. GT shall pay the applicable price for all future purchases of Software Packages under this agreement, (i) net sixty (60) days of their receipt by GT if Manufactured by Graphix or its contracting third parties or
(ii) net sixty (60) days after their shipment by GT if Manufactured by GT or third parties contracted by GT. The Software Packages of any Titles not Manufactured by GT or its contractors shall be delivered FOB GT's New Jersey warehouse. Graphix shall use all reasonable efforts to ship orders to GT within five (5) days of a GT purchase order.

    d. Immediately following the Execution Date, Graphix shall provide GT with two lists of Titles (the "Later Titles") drawn from all other Titles of substantial commercial potential published and available for quantity shipment or manufacture by, from or through Graphix. Those lists shall be updated regularly as new Titles become available, but no fewer than three (3) Later Titles shall be added during each Calendar Quarter, as accepted for inclusion by the following procedure: One list shall be the "A List" and the other list shall be the "B List." The designation of a Later Title for inclusion on the A List or B List and the designation of its GT Net Cost shall be by mutual consent; however, GT shall have no obligation to accept for inclusion on either list any Title which it determines does not have substantial commercial potential in the granted channels of distribution, with the understanding that GT'S acceptance of qualifying Titles shall not be unreasonably withheld. During each semi-annual period during the Term of this agreement, commencing on first (1st) and third (3rd) Contractual Quarters of each annual period of the Term, at least one-half (1/2) of the minimum of the six (6) accepted Later Titles shall have been added to the A List. Later Titles on the A List shall be purchased at a GT Net Cost of sixty-five percent (65%) off the Graphix Distributor Price. Later Titles on the B List shall be purchased at a GT Net Cost of seventy-five percent (75%) off the Graphix Distributor


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Price. For Later Titles only, the applicable Graphix Distributor Price of each shall equal fifty percent (50%) of its suggested retail price as established by Graphix from time to time; the Graphix Distributor Price of each Initial Title is set forth in Exhibit A.

    e. Should GT order more than its Quarterly Minimum of Software Packages during any Contractual Quarterly, the amount of that order in excess of the Quarterly Minimum, including, without limitation, the Initial Payment, shall be credit toward the Quarterly Minimum with respect to the succeeding Contractual Quarters during the Term. In the event that Graphix shall fail to provide GT with the minimum number of accepted Later Titles during any Contractual Quarterly under Subsection (d), or the minimum accepted number of A List Titles during any semi-annual period under Subsection (d), the Quarterly Minimum with respect to that Contractual Quarter, or both Quarterly Minimums with respect to that semi-annual period, as the case may be, shall be waived. Any payment of any affected Quarterly Minimum shall be credited to later purchases, at the election of GT by notice.

    f. GT shall Manufacture the Software Packages of the Initial Titles and shall have the option, exercisable in its discretion, to Manufacture Software Packages of Later Titles, all at a cost to Graphix of two dollars ($2.00) per unit, adjusted for inflation at the rate of five percent (5%) annually (the "Manufacturing Cost"); however, for Later Titles only, the Manufacturing Cots for Titles Manufactured in jewel cases, and without larger exterior packaging shall be one dollar ($1.00) per unit, adjusted for inflation as provided in this sentence. Graphix shall supply to GT all master disks, artwork and other materials in its possession reasonably useful or necessary for the Manufacture of the Titles. Graphix shall provide GT with any necessary technical assistance to facilitate the Manufacturing process. At the option of GT, all Manufacturing Costs may be credited by it against any sums which it shall owe to Graphix under this agreement; Manufacturing Cots not so credited shall be paid by Graphix within sixty (60) days following receipt of a GT statement for them. Manufacturing Costs shall be otherwise independent of all other cost considerations and cost calculations pursuant to the terms of this agreement, including MDF.

    g. If Graphix shall desire that Software Packages of any Title distributed by it be offered to a Mass Merchant Outlet in the United States and Canada which is not carrying that TItle (a "Retailer"), it shall so inform GT in writing. GT shall then have one hundred twenty (120) days to arrange for distribution of that Title to that Retailer; if GT shall not have done so, Graphix may directly or by third-parties sell Software Packages of that Title to that Retailer unless and until GT shall have established itself as a distributor to that Retailer, at which time Graphix shall immediately terminate all direct and third-party sales to that


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Retailer. Each Software Package so distributed directly by Graphix or by third parties may be bought by Graphix from GT at prices determined as provided in Subsection 1(f). Graphix shall not perform any act or omission detrimental to GT's relationships with its retail accounts in connection with Graphix's exercise of its rights under this subsection, nor shall it permit any third-party distributor to do so. GT shall provide Graphix with written notice immediately upon GT having decided to establish itself as a distributor to any Retailer, and in any event no less than twenty (20) days prior to the effectiveness of Graphix's obligation to terminate direct and third-party sales, if known to GT.

    h. As an express exception to the foregoing, if StarPress, Inc. and Graphix Zone, Inc. shall not have become wholly owned subsidiaries of New GZ as contemplated by the Reorganization Plan by the date for payment of the first Quarterly Minimum amount in excess of the Initial Payment credit, GT's obligations with respect to the Minimum Order shall be automatically canceled; without limitation, Subsections 8(a) and (e) shall thereupon be deemed deleted from this agreement, which shall, in all respects unrelated to the Minimum Order, remain enforceable in accordance with its terms.

    i. GT shall have the right to issue compilation Software Packages containing a Title collected with other Titles or other computer programs ("Compilation") if Graphix shall, at any time during the Term:

        (i) market the Title as a materially discounted or "second-line" product; or

        (ii) so compile the affected Title. However, GT shall not have the right to compile a Title already compiled by Graphix if (a) the Total Graphix wholesale price of the Compilation is discounted by less than twenty-five percent (25%) of the sum of the Graphix wholesale prices for each computer program included in the Compilation, including the affected Title; or (b) Graphix has compiled the affected Title in a Compilation containing only one other computer program which has a higher Graphix wholesale price and the combined price is not less than the original release price of the higher priced title, and the affected Title is not compiled with any other computer program.

In the event that Graphix shall not have taken any action as stated in Clauses (i) or (ii) above, GT may only so compile any Title with the consent of Graphix, which shall not be unreasonably withheld. For the sale of a compilation Software Package containing any Title, GT shall pay a royalty per Title of ten percent (10%) of the GT wholesale price for that compilation Software Package, prorated by the number of computer programs it shall contain. For the avoidance of doubt, that royalty shall apply to each Title included


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in such compilation Software Package.

9. Shelf Price: Retailers have the discretion to set the street price for Software Packages distributed under this agreement.

10. Promotional copies: GT shall have the right to distribute a reasonable number of promotional copies without compensation.

11. Artwork: All Software Package, promotional and CD-ROM artwork shall be provided by Graphix on SyQuest disk at no charge to GT.

12. Intellectual-Property Rights: The Software Packages shall contain appropriate notices evidencing ownership of applicable intellectual-property rights of Graphix in forms reasonably acceptable to Graphix. If any Software Package contains intellectual property of GT, including, without limitation, any of its trademarks, it shall contain appropriate notices evidencing ownership of applicable intellectual-property rights of GT in forms reasonably acceptable to GT. During the Term, in connection with GT's advertisement, promotion and distribution of Software Packages, GT is licensed by Graphix, on a royalty-free, non-exclusive basis, to use the trademarks Graphix uses for Software Packages. GT shall provide Graphix with a copy of the intellectual-property notices that will appear on all packaging and artwork for Graphix's approval, which shall not be unreasonably withheld. The failure of Graphix to approve or comment in writing on any intellectual property notice within five (5) days of its receipt shall be deemed its acceptance.

13. Advertising: Advertising and promotion shall be the responsibility of GT. To the extent that Graphix has any advertising or promotional materials for the Titles, it shall provide them to GT at no charge.

14. Confidentiality: During the term of this agreement, each party will have access to, and may become acquainted with, certain confidential information relating to merchandising, Manufacturing, distribution and financial arrangements with the other party. Both parties agree that they shall not, until the later of the expiration of the term of this agreement or until such time as the information is made public either directly or indirectly, by the party originally responsible for disclosing the information to the other party, make known to any person, firm or corporation other than a party to this agreement, any of the foregoing information. These obligations shall not apply to any information which is required to be disclosed in the context of an administrative, regulatory or judicial process or review.

15. Product Technical Support: End-user product technical support will be provided by Graphix.

16. Assignment: Either party may assign its rights or delegate its


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duties under this agreement on written consent from the other party.

17. Notices: Notice shall be given to the receiving party at its address set forth above or at any other address as may be designated in a notice given in the manner prescribed in this section. All notices shall be in writing and sent by registered or certified mail with return receipt requested, by secure courier (such as FedEx) or personally delivered to the party's Key Contact named in Section 2 or his successor designated by notice. Copies of notices may be sent simultaneously by fax for information purposes only.

18. Warrants: As of March 13, 1996, Graphix California will have issued and delivered to GT warrants ("Warrants") to purchase eight hundred thousand (800,000) shares ("Warrant Shares") of Graphix California common stock ("Common Stock"). As set forth in the form of warrant agreement (the "Warrant Agreement") attached as Exhibit C and made a part of this agreement, the Warrants have an exercise price of the lesser of (i) five dollars and twelve and one half cents ($5.125) per share, and (ii) the "Alternate Price." In addition, Graphix California has granted to GT registration rights covering the Warrants and the Warrant Shares, which rights are set forth in the registration rights agreement (the "Registration Rights Agreement") attached as Exhibit D and made a party of this agreement and New GZ has agreed to cooperate in effecting such registration rights. The Warrants have been duly authorized by all necessary corporate action and the Warrant Certificate evidencing the Warrant is a validly and legally binding agreement of Graphix, enforceable against Graphix California in accordance with its terms. The issuance of the Warrants does not violate any agreement or understanding to which StarPress or Graphix California is a party, including the Reorganization Plan. As of the date hereof, there are five million one hundred eighty-five thousand seven hundred and forty-five (5,185,745) shares of Common Stock issued and outstanding and eight hundred ninety thousand five hundred ninety-six (890,596) shares of Common Stock reserved for issuance upon the exercise of Warrants, options and convertible securities. As of the date of this agreement, there are thirty one million, six hundred and twenty five thousand, eight hundred and eight-eight (31,625,888) shares of StarPress common stock issued and outstanding and nine million, nine hundred forty eight thousand, three hundred and seventy-three (9,948,373) shares of StarPress common stock reserved for issuance upon exercise of warrants, options and convertible securities. Following the mergers contemplated by the Reorganization Plan, New GZ will have ten million one hundred three thousand one hundred sixty-one (10,103,161) shares of common stock issued and outstanding and two million three hundred forty-nine six hundred twenty-four (2,349,624) shares of common stock reserved for issuance upon exercise of warrants, options and convertible securities, including the Warrants to be reserved by Graphix California pursuant to the


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Warrant Agreement.

19. Representations and Warranties of Graphix: Each of Graphix California and StarPress represents and warrants (a) that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, (b) that it has the full right, power, legal capacity and authority to enter into this agreement and to carry out its terms, (c) that it owns or has obtained all intellectual-property rights and all related rights to the Titles, (d) that nothing contained in the Titles, Software Packages or any materials relating to them originating with Graphix or furnished by it shall infringe upon the rights of any third-party, (e) that it has the unencumbered right to license GT as a Manufacturer and distributor, (f) that the prices at which GT shall purchase Software Packages shall be the lowest then available to any distributor of Graphix Titles during the Term; (g) that the Warrant Agreement, the Registration Rights Agreement and the issuance of the Warrant Shares upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of Graphix California (and New GZ, as applicable), and (h) that upon issuance pursuant to the Warrant Agreement, the Warrant Shares will be fully paid and non-accessible shares of Common Stock. Graphix hereby indemnifies and holds GT harmless from and against any liability arising out of any breach or alleged breach by it of the terms of this agreement, its representations or warranties. Graphix further agrees to defend, indemnify and hold harmless GT from any loss, damage or liability for any claimed infringement of any patent, copyright, trademark, trade secrets, or other claims asserted by any third party arising out of GT's Manufacture or distribution of any Software Packages under the terms of this Agreement.

20. Representations and Warranties of GT: GT represents and warrants (a) that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, (b) that it has the full right, power, legal capacity and authority to enter into this agreement and to carry out its terms, and (c) that it is acquiring the Warrants, and any shares issuable under them, for investment and not with a view to their distribution, and will transfer the Warrants and the Common Stock only in compliance with the Securities Act of 1933. GT hereby indemnifies and holds Graphix harmless from and against any liability arising out of any breach or alleged breach by it of the terms of this agreement, its representations or warranties.

21. Miscellaneous:

    a. Graphix California and StarPress shall be jointly and severally liable for the performance of all Graphix obligations under this agreement.

    b.  This agreement will be governed by and construed in


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accordance with the internal laws of the state of New York applicable to agreements entered into, and to be performed entirely within New York, without reference to conflict of laws principles. The forum for the resolution of disputes concerning this agreement shall be the courts of the state of New York, County of New York, including federal courts located there.

    c. This agreement shall not be construed to create a joint venture, partnership, franchise or the relationship of principal and agent between the parties, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth in it.

    d. No waiver of any default or breach of this agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default.

    e. If any provision contained in this agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, that provision shall be of no force or effect while that infirmity shall exist. The infirmity shall have no effect upon the binding force or effectiveness of any of the other provisions.

    f. This agreement sets forth the entire agreement between the parties with respect to its subject matter and supersedes any prior oral or written agreements between the parties. This agreement may not be changed, modified, amended or supplemented, except in writing signed by the parties. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth in this agreement.

    g. The section headings used in this agreement are for convenience only and shall have no legal effect. Sections 5, 8, 12, 14, 15, 18, 19, 20 and 21 shall survive th expiration of the term or earlier termination of this agreement. GT may contract with others as it deems necessary for its performance under this agreement. "Sale" is a term of art for the lawful licensure of software to end users; nothing contained in this agreement shall be deemed to imply that any intellectual-property rights of Graphix in its Titles shall be transferred to end users or GT. Where appropriate in context, the use of the singular shall include the plural, the conjunctive shall include the disjunctive, ANY shall include ALL, and vice versa.


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    By your countersignature below, you agree to the foregoing.

Sincerely,

GT Interactive Software Corp.


By:     /s/ Harry Rubin
   ----------------------------------------
   Harry Rubin
   Executive Vice President

Execution Date:
               ----------------------------

Accepted and agreed:

Graphix Zone, Inc.

By:     /s/ C.R. Cortright
   ----------------------------------------
Name:   C. Cortright
Title:  President

Execution Date: 3/13/96
               ----------------------------

StarPress, Inc.

By:     /s/ R.S. Posner
   ----------------------------------------
Name:   R.S. Posner
Title:  Chairman

Execution Date: 3/20/96
               ----------------------------


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